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                                                                    EXHIBIT 23.2





                  CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS


         We have issued our reports dated March 17, 1995, on our audits of the balance sheets of Diamond Electronics, Inc. and Subsidiary as of January 1, 1995, and the related consolidated financial statements and schedules for the two years then ended, which are contained in this Registration Statement and Prospectus/Proxy Statement. We consent to the inclusion of the aforementioned reports in this Registration Statement and Prospectus/Proxy Statement, and to the reference to our firm under the caption "Experts."



/s/ NORMAN, JONES, ENLOW & CO.
NORMAN, JONES, ENLOW & CO.



Columbus, Ohio
June 9, 1995